Exhibit 5.1

[MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]

March 9, 2007

Embarq Corporation

5454 West 110th Street

Overland Park, Kansas 66221

Re:	Embarq Corporation; Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-133343)

Ladies and Gentlemen:

We have acted as counsel to Embarq Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a post-effective amendment to the registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on Form S-1 (File No. 333-133343) (this Registration Statement, as amended, including Post-Effective Amendment No. 1, the “Registration Statement”), relating to, among other things, the registration of 371,500 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Shares will be issued upon the vesting of the Company’s restricted stock units (the “RSUs”) that were issued to certain employees of Sprint Nextel Corporation (“Sprint Nextel”) pursuant to the Employee Matters Agreement dated as of May 17, 2006 between Sprint Nextel and the Company (the “Employee Matters Agreement”) in connection with the spin-off of the Company from Sprint Nextel. The Shares and the RSUs are subject to the Embarq Corporation 2006 Equity Incentive Plan, of which the RSU Spin-Off Adjustment Program is a part (jointly, the “Plan”).

In connection with this opinion, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Plan, the Employee Matters Agreement, certain resolutions adopted by the Company’s Compensation Committee of the Board of Directors and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company to the holders of the RSUs under the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable shares of common stock.

The opinion expressed herein is limited to the Delaware General Corporation Law and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP